Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED APRIL 29, 2006

– Results include gain from NDSG transaction –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (May 16, 2006)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended April 29, 2006.

The Company currently operates Saks Fifth Avenue Enterprises (“SFAE”) which is comprised of 54 Saks Fifth Avenue luxury department stores, 50 Saks Off 5th outlet stores, and saks.com. The Company also operates Saks Department Store Group (“SDSG”) consisting of 38 Parisian specialty department stores and 60 Club Libby Lu specialty stores.

On July 5, 2005, the Company sold substantially all of the assets directly involved in the Company’s SDSG Proffitt’s and McRae’s department store operations to Belk, Inc., and on March 6, 2006, the Company sold substantially all of the assets directly involved in the Company’s SDSG Northern Department Store Group (“NDSG”) business to The Bon-Ton Stores, Inc. In January 2006, the Company announced that it is exploring strategic alternatives for Parisian. This process is currently underway.

Earnings Overview

Saks Incorporated recorded net income of $81.5 million, or $.60 per share, for the first quarter ended April 29, 2006. The quarter included a net after-tax gain of $70.3 million, or $.52 per share, primarily related to the gain on the NDSG transaction of $72.8 million, or $.54 per share, partially offset by asset impairments and dispositions of $2.6 million, or $.02 per share.

The current year quarter also included (amounts are net of taxes):

•	expenses of approximately $1.0 million, or $.01 per share, related to legal and other costs associated with the previously disclosed investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York, which are ongoing;

•	expenses of approximately $4.0 million, or $.03 per share, related to retention (as the Company must maintain adequate staffing to support its operations and to fulfill the obligations under its interim support services agreements with Belk and Bon-Ton) and severance (as the Company downsizes its organizational structure); and

•	income of approximately $2.5 million, or $.02 per share, due to the favorable conclusion of certain tax examinations.

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The Company recorded net income of $16.2 million, or $.11 per share, for the prior year first quarter ended April 30, 2005, which included an after-tax gain of $1.4 million, or $.01 per share, primarily related to the disposition of assets associated with certain SFAE store closings. The prior year first quarter also included legal and other expenses related to the investigations totaling approximately $2.2 million, or $.02 per share.

For the current year first quarter, consolidated comparable store sales declined 1.9%. Total revenues declined 32.9% for the quarter, primarily reflecting the sale of the Proffitt’s/McRae’s and NDSG businesses. The consolidated gross margin rate declined by 20 basis points from last year, primarily related to the timing of the sale of the NDSG business (see “Comments on the Quarter” below). As a percent of sales, selling, general, and administrative expenses increased by approximately 60 basis points over the prior year. Excluding the impact of expenses related to the aforementioned investigations and retention/severance as well as expenses in the prior year related to litigation and supply chain initiatives (see “Comments on the Quarter – SDSG” below), the SG&A rate as a percent of sales would have been approximately 40 basis points higher than the prior year.

First Quarter Segment Performance and Commentary

For the first quarter ended April 29, 2006, operating income (loss) by segment (in millions) was as follows:

	Quarter Ended Apr. 29, 2006	Quarter Ended Apr. 30, 2005
SDSG	$(1.8)	$20.1
SFAE	39.7	40.8
Items not allocated	189.1	(8.9)

Total	$227.0	$52.0

Items not allocated to the business segments are comprised of the gain on the sale of the NDSG business (totaling $211.3 million on a pre-tax basis for the quarter ended April 29, 2006); the cost of certain services performed on behalf of the entire company; and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, certain store closing charges, debt restructuring charges, and certain retention and severance costs. Expenses associated with the investigations have been allocated to SFAE.

Comments on the Quarter

SDSG

For the first quarter, SDSG generated an operating loss of $1.8 million compared to operating income of $20.1 million last year. Operating income on a year-over-year basis was negatively affected by approximately $40 million from the sale of the Proffitt’s/McRae’s and NDSG businesses and positively affected by approximately $7 million related to prior year litigation and supply chain initiatives expenses. Excluding the impact of these items, SDSG’s operating income would have significantly improved over last year.

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SDSG’s first quarter consolidated performance reflected a comparable store sales decline of 1.5% and a total sales decline of 56.5% (related to the sale of Proffitt’s/McRae’s and NDSG). Parisian posted a low-single digit comparable store sales increase for the quarter. The current year first quarter included NDSG results only for the first five weeks ended March 4, 2006, which typically is the lowest gross margin rate period for the quarter, and consequently, the consolidated SDSG gross margin rate fell for the quarter. Consolidated SDSG SG&A expenses were flat as a percent of sales year-over-year.

SFAE

SFAE’s first quarter operating income totaled $39.7 million, a slight decline from $40.8 million posted in the prior year. First quarter year-over-year SFAE operating income would have increased modestly excluding the year-over-year decrease in operating income contribution associated with the New Orleans store (approximately $3.8 million on a pre-tax basis) and the year-over-year decline in investigation related expenses (approximately $1.9 million on a pre-tax basis).

Stephen I. Sadove, Chief Executive Officer, commented, “The first quarter comparable store sales decline of 2.2% was disappointing and below our expectations. However, the sales shortfall was offset by gross margin rate improvement resulting from lower levels of clearance merchandise as we entered the first quarter. SG&A dollars declined modestly during the first quarter, and SG&A as a percent of sales was flat year-over-year.

“We are making progress at SFAE. We are implementing the process changes that I believe will substantially improve the future operating performance of the business. This is a work-in-progress, and we expect to see improved operating results in fall 2006 and even more improvement in 2007. In the near term, second quarter results may be adversely affected if sales trends experienced during the first quarter continue, which could lead to excess markdowns and gross margin exposure.”

Sadove continued, “We are keenly focused on improving the operations of Saks Fifth Avenue by getting ‘back to basics’ in many areas of the business. Specifically, we are intent on:

•	restoring comparable store sales momentum through renewed attention to our core customer and a heightened focus on appropriate merchandise assortments by market;

•	improving our gross margin rate performance through improved inventory management, driven by organizational changes, improved disciplines, and an enhanced merchandise planning system currently being implemented;

•	reducing operating expenses; and

•	spending capital in a disciplined manner with a focus on return on investment.”

Balance Sheet Highlights

Consolidated inventories at April 29, 2006 totaled $854 million, a 45% decrease over the prior year, which primarily related to the sale of Proffitt’s/McRae’s and NDSG. Consolidated comparable store inventories decreased nearly 2% over last year, with a slight increase at SDSG and a modest decline at SFAE.

The Company ended the quarter with approximately $1.152 billion of cash on hand, which reflected the proceeds from the NDSG transaction. Subsequent to quarter end, on May 1, 2006,

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the Company paid its previously announced $4 per share special cash dividend to shareholders of record on April 14, 2006, which totaled $547 million. Douglas E. Coltharp, Chief Financial Officer of the Company, noted, “We believe this special dividend was an efficient and straightforward way to distribute to all of our shareholders a substantial portion of the NDSG sale proceeds.” Following the payment of the special dividend, the Company had approximately $575 million of invested cash. Coltharp further noted, “We plan to maintain a portion of this cash to provide flexibility for further balance sheet refinements, to invest in our core business, and to cover any residual transition costs related to the disposition of our department store businesses. Our current plan is to target any excess cash for additional shareholder distributions in the form of share repurchases, an additional dividend, or a combination of both. The pool of funds available for future shareholder distributions may be augmented by the net proceeds from any monetization of the Parisian business resulting from the strategic alternatives process currently underway.”

The Company reduced its $800 million revolving credit facility commitment to $500 million commensurate with the sale of NSDG, reflecting the reduced working capital and liquidity needs associated with its residual businesses. At quarter end, the Company had no outstanding borrowings on its revolving credit facility. Total funded debt (including capitalized leases) at April 29, 2006 declined from one year ago by nearly 50% to approximately $694 million, and debt-to-capitalization was 30.3%.

The Company has remaining availability of approximately 37.8 million shares under its 70 million share repurchase authorization. The Company did not repurchase any shares during the first quarter.

Outlook for the Balance of 2006 and Beyond

Sadove noted, “Our main focus areas for the remainder of 2006 continue to be to:

•	substantially improve the operating performance of SFAE, particularly in the second half of the year, predicated upon low-to-mid single digit comps and substantial year-over-year improvement in the SFAE gross margin rate;

•	complete the strategic alternatives process for Parisian;

•	fulfill our transition service agreements for Proffitt’s/McRae’s with Belk (through mid-2006) and for NDSG with Bon-Ton (through mid-2007);

•	begin implementing a plan for a cost-effective support infrastructure, which process will accelerate once the transition service periods end; and

•	effectively and efficiency deploy any incremental transaction proceeds and appropriately structure the balance sheet.

The Company today reiterated the information provided in its March 1, 2006 fiscal year end earnings release under the heading, “Outlook for 2006.” Certain information is repeated below.

Management believes that the following assumptions are reasonable for 2006 (assuming a full year of operation for Parisian):

•	Interest expense approximating $50 million.

•	Depreciation and amortization ranging from $160 million to $170 million.

•	An effective tax rate of approximately 40.0%.

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For the full year, management expects net capital spending will total approximately $175 million to $200 million. The major components of this spending include approximately: (i) $60 million for SFAE expansions and remodels, (ii) $30 million for new Parisian stores, (iii) $15 million for Parisian expansions and remodels, and (iv) the balance primarily for merchandising, maintenance capital, and information technology.

The Company’s three-to-four year operating margin goal for SFAE remains at 8%. This operating margin goal assumes the divestiture of the Parisian business and includes the absorption of approximately $20 million of the previously “unallocated” corporate expenses.

Store News

Closings/Openings

In the first quarter, the Company closed its underperforming Parisian stores in the Columbiana Centre in Columbia, South Carolina and in the Montgomery Mall in Montgomery, Alabama. The Company will open new Parisian stores in Birmingham, Alabama and in Little Rock, Arkansas in fall 2006.

In October 2004, the Company announced its intention to close three Saks Fifth Avenue stores – Palos Verdes, California; Mission Viejo, California; and Ft. Worth, Texas – once satisfactory arrangements could be negotiated to divest these locations. The Palos Verdes store closed on May 13, 2006. In conjunction with the Palos Verdes store closing, the Company will record charges primarily related to the lease termination, inventory write down, and severance costs. These charges will be recorded in the second fiscal quarter of 2006 and are expected to total approximately $2 million on a pre-tax basis. Conversely, the Company has decided to continue operation of its Saks Fifth Avenue Mission Viejo store. Sadove commented, “After further analysis, we believe that the Mission Viejo store can achieve our profitability standards if appropriate resources are dedicated to this location.” No closing date has yet been determined for the Ft. Worth location.

New Orleans

In November 2006, the Company intends to reopen its Saks Fifth Avenue store in New Orleans, which suffered damage related to Hurricane Katrina. Sadove noted, “We are anxious to reopen our New Orleans store, which was one of our most profitable locations. The tourist and convention business is rebounding, and the Canal Place Mall, where our store is located, has already reopened. Saks Fifth Avenue has a great franchise and many loyal customers and associates in New Orleans, and we look forward to our return there.”

For the first quarter, year-over-year total company revenues were negatively affected by approximately $15 million and operating income was negatively affected by approximately $4 million. Prior to the closing, the New Orleans store generated annual revenues in excess of $50 million and operating income of approximately $12 million.

International

Building upon its successful international ventures in Saudi Arabia and the United Arab Emirates, in April, the Company announced it had entered into a licensing and consulting agreement with

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Roosevelt China Investments Corp. (“RCIC”) to locate and develop appropriate sites for potential Saks Fifth Avenue stores within the People’s Republic of China (“PRC”) and Macau. RCIC will own and operate the stores under the license agreement with Saks Fifth Avenue. The first Saks Fifth Avenue store is expected to open in 2008 in a heritage building in the historic Bund district of downtown Shanghai, PRC. “While our primary focus remains on our domestic stores, the opening of carefully chosen licensed locations abroad can extend the reach of our brand and generate an incremental income stream for Saks,” noted Sadove.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the first quarter ended April 29, 2006 compared to last year’s first quarter ended April 30, 2005 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$367.5	$844.3	(56.5)%	(1.5)%
SFAE	672.3	705.8	(4.7)%	(2.2)%

Total	$1,039.8	$1,550.1	(32.9)%	(1.9)%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended
	Apr. 29, 2006	Apr. 30, 2005
SDSG leased commissions	$1.9	$3.9
SFAE leased commissions	6.5	6.3

Total leased commissions	$8.4	$10.2

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 16, 2006 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4592585).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,”

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“plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; the ability of The Bon-Ton Stores, Inc. to obtain financing to complete its purchase of the Company’s NDSG business; and the success of the Company’s exploration of strategic alternatives for its Parisian business. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	April 29, 2006		April 30, 2005
Net sales	$1,039,753	100.0%	$1,550,059	100.0%
Cost of sales	637,540	61.3%	946,662	61.1%

Gross margin	402,213	38.7%	603,397	38.9%

Selling, general and administrative expenses	275,134	26.5%	402,157	25.9%
Other operating expenses	106,551	10.2%	152,194	9.8%
Store pre-opening costs	286	0.0%	260	0.0%
Impairments and dispositions	(206,803)	-19.9%	(3,249)	-0.2%

Operating income	227,045	21.8%	52,035	3.4%
Other income (expense):
Interest expense	(14,115)	-1.4%	(28,210)	-1.8%
Other income, net	8,819	0.8%	2,258	0.1%

Income before provision (benefit) for income taxes	221,749	21.3%	26,083	1.7%

Provision for income taxes	140,250	13.5%	9,912	0.6%

Net income	$81,499	7.8%	$16,171	1.0%

Basic earnings per common share:	$0.61		$0.12
Diluted earnings per common share:	$0.60		$0.11

Weighted average common shares:
Basic	134,260		138,326
Diluted	136,097		143,739

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	April 29, 2006	April 30, 2005
		RESTATED
ASSETS
Current assets
Cash and cash equivalents	$1,152,216	$287,754
Merchandise inventories	853,929	1,380,014
Other current assets	177,817	154,378
Deferred income taxes, net	37,846	168,286
Current assets - held for sale	—	174,489

Total current assets	2,221,808	2,164,921

Property and equipment, net	1,317,551	1,759,338
Property and equipment, net - held for sale	—	266,310
Goodwill and intangibles, net	4,510	323,561
Deferred income taxes, net	136,238	175,936
Other assets	42,132	85,724
Other assets - held for sale	—	—

TOTAL ASSETS	$3,722,239	$4,775,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$250,164	$413,750
Accrued expenses and other current liabilities	445,610	521,745
Dividend payable	547,560	2,287
Current portion of long-term debt	7,576	7,383
Current liabilities - held for sale	—	48,155

Total current liabilities	1,250,910	993,320

Long-term debt	686,335	1,343,470
Long-term debt - held for sale	—	—
Other long-term liabilities	188,204	335,032
Long-term liabilities - held for sale	—	4,624

Total shareholders’ equity	1,596,790	2,099,344

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,722,239	$4,775,790

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	April 29, 2006	April 30, 2005
Net Sales:
Saks Department Stores Group	$367,451	$844,289
Saks Fifth Avenue Enterprises	672,302	705,770

	$1,039,753	$1,550,059

Operating Income:
Saks Department Stores Group	$(1,816)	$20,148
Saks Fifth Avenue Enterprises	39,693	40,830
Items not allocated	189,168	(8,943)

	$227,045	$52,035

Depreciation and Amortization:
Saks Department Stores Group	$8,035	$31,887
Saks Fifth Avenue Enterprises	27,126	25,191
Other	604	560

	$35,765	$57,638

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED)
	Three Months Ended
	April 29, 2006	April 30, 2005
Summary of (Charges) and Gains:

Impairments and Dispositions - In Normal Course	$(4,417)	$—

Bon-Ton Transaction:
Impairments and Dispositions	211,260	—

SFAE Store Closings:
Impairments and Dispositions	(12)	3,150
Gross Margin (markdowns)	—	313
SG&A (principally severance)	205	(657)

Other	(41)	(492)

Income Taxes:
Income Tax Effect of Above Items	(136,711)	(879)

Net, After-Tax Certain Gains and Charges	$70,284	$1,435

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$1,026,969	$12,848
Non-Cash Gains and Charges	(819,974)	(10,534)
Income Tax Effect	(136,711)	(879)

Net, After-Tax Certain Gains and Charges	$70,284	$1,435